Exhibit 3.1.5

CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
ULTRATECH, INC.

Ultratech, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that:
1.    The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on September 21, 1992 (at such time the name of the Corporation was UTS Acquisition Corporation). The Amended and Restated Certificate of Incorporation was filed with the Secretary of State of Delaware on October 6, 1993 and was amended by a Certificate of Amendment filed with the Secretary of State of Delaware on May 17, 1995, a Certificate of Designation filed with the Secretary of State of Delaware on February 13, 1997, a Certificate of Amendment filed with the Secretary of State of Delaware on June 17, 1998, a Certificate of Amendment filed with the Secretary of State of Delaware on June 10, 2003, and a Certificate of Amendment filed with the Secretary of State of Delaware on August 31, 2009.

2.    The Board of Directors of the Corporation, acting in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware, adopted resolutions to amend the Amended and Restated Certificate of Incorporation of the Corporation, as amended, by deleting the first paragraph of Article IV and substituting therefor the following:

“The corporation is authorized to issue two classes of stock to be designated common stock (“Common Stock”) and preferred stock (“Preferred Stock”). The number of shares of Common Stock authorized to be issued is Eighty Million (80,000,000), par value $0.001 per share, and the number of shares of Preferred Stock authorized to be issued is Two Million (2,000,000), par value $0.001 per share.”
3.    Thereafter, pursuant to a resolution of the Board of Directors, the foregoing amendment was submitted to the stockholders of the Corporation for their approval and was duly adopted by the stockholders in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

4.    Except as modified hereby, the Amended and Restated Certificate of Incorporation, as amended, shall remain in full force and effect.

*    *    *

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment on this 3rd day of August, 2012.

/s/ Arthur W. Zafiropoulo
Arthur W. Zafiropoulo
Chief Executive Officer and President